Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 • 510-236-8951(Fax)

SANGAMO BIOSCIENCES REPORTS FIRST QUARTER 2010
FINANCIAL RESULTS

Richmond, California – May 3, 2010 – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported first quarter 2010 financial results and accomplishments.

For the first quarter ended March 31, 2010, Sangamo reported a consolidated net loss of $4.0 million, or $0.09 per share, compared to a net loss of $6.8 million, or $0.17 per share, for the same period in 2009. As of March 31, 2010, the company had cash, cash equivalents, marketable securities and interest receivable of $77.0 million.

Revenues for the first quarter of 2010 were $6.6 million, compared to $3.2 million for the same period in 2009. First quarter 2010 revenues were from the Company’s collaboration agreements with Sigma-Aldrich Corporation and Dow AgroSciences, enabling technology agreements and research grants. The revenue recognized for the first quarter of 2010 consisted of $6.2 million in collaboration and enabling technology agreements and $449,000 in research grants. The increase in collaboration agreement revenues was primarily due to the license payment received from Sigma-Aldrich as part of its agreement with the Company which was expanded in the fourth quarter of 2009 and provides Sigma exclusive rights to develop and distribute zinc finger DNA-binding protein (ZFP)-modified cell lines for commercial production of protein pharmaceuticals and ZFP-engineered transgenic animals.  The payment is being recognized as revenue ratably through July 2010, the remaining period of the Company’s original research collaboration with Sigma-Aldrich.

Research and development expenses were $7.4 million for the first quarter of 2010, compared to $7.3 million for the same period in 2009.  Research and development expenses for the first quarter of 2010 were primarily related to our clinical trials of SB-509 for diabetic neuropathy and SB-728-T for HIV/AIDS.  General and administrative expenses were $3.3 million for the first quarter of 2010, compared to $2.9 million for the same period in 2009. The increase in general and administrative expenses was primarily due to increased personnel costs, including non-cash employee stock-based compensation, and professional fees.

Total operating expenses for the first quarter of 2010 were $10.7 million, compared to $10.2 million for the same period in 2009.

Net interest income and other income was $25,000 for the first quarter of 2010, compared to $193,000 for the same period in 2009.  The decrease was due to lower interest rates on investments.

Recent Highlights

•
Initiation of New Clinical Trials; Phase 2b study in Diabetic Neuropathy and Phase 1 Trial in Brain Cancer (Glioblastoma) with City of Hope: In January 2010, Sangamo initiated a Phase 2b trial of SB-509 in subjects with moderately severe diabetic neuropathy.  The Juvenile Diabetes Research Foundation International (JDRF) also renewed its support for this program and will provide up to $3.0 million of funding for the trial. Sangamo’s double blind, repeat-dosing, placebo-controlled Phase 2b study, SB-509-901, is designed to finalize dose, schedule and primary and secondary approvable endpoints for pivotal Phase 3 trials. Sangamo’s collaborators at City of Hope also initiated a Phase 1 clinical trial of SB-313, a cytotoxic T-cell made glucocorticoid resistant using ZFN mediated gene-editing, that is being evaluated in subjects with recurrent or refractory glioblastoma.

•
Presentation of Preliminary Data from Sangamo’s Phase 1 Safety Trial of SB-728-T for HIV/AIDS:  In January 2010, preliminary data from the University of Pennsylvania investigator sponsored Phase 1 safety study of Sangamo's zinc finger nuclease (ZFN) based product, SB-728-T, for HIV/AIDS were presented at the Keystone Symposium Session "HIV Biology and Pathogenesis." Sangamo's collaborator, Carl June, M.D., Director of Translational Research at the Abramson Family Cancer Research Institute at the University of Pennsylvania School of Medicine, presented the data as an invited speaker in an NIAID Workshop entitled "The Next Challenge: Elimination of HIV Reservoirs." Dr. June described data from a single HIV- positive subject treated with SB-728-T who, as part of the study, began a structured treatment interruption (STI) from his antiviral drug therapy after being treated with CCR5 negative ZFN-modified T-cells. During the monitoring period, the subject had stable levels of ZFN-modified T-cells which were well-tolerated and stable CD4+ T-cell counts. Interestingly, while the subject’s viral load increased as expected during the STI period, the timing of the increase was somewhat delayed. Biopsy samples demonstrated that ZFN-modified cells appeared to circulate and traffic normally.

•
Appointment of Two New Members of the Sangamo Board of Directors, Stephen G. Dilly, M.B.B.S, Ph.D. and William R. Ringo as Chairman of the Board:  Dr. Dilly, who is currently President and CEO of APT Pharmaceuticals, Inc., a specialty drug company, was appointed to the board of directors effective March 31, 2010.  Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas in his previous senior executive positions in drug development at Chiron BioPharma, Genentech Inc. and SmithKline Beecham in the U.K.  Mr. Ringo, who recently retired as Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. where he had responsibility for guiding Pfizer’s overall strategic planning and business development activities, was appointed as Chairman of the Sangamo Board of Directors on April 16, 2010.

Conference Call
Sangamo will host a conference call today at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under “Events and Presentations” http://investor.sangamo.com/events.cfm.  A replay of the webcast will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2010.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 70476823.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on May 3, 2010 to 11:59 p.m. ET on May 10, 2010. The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively. The conference ID number for the replay is 70476823.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP TherapeuticTM development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy and a Phase 2 trial in ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS and another Phase 1 trial to evaluate safety and clinical effect of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on neuropathic pain, nerve regeneration, Parkinson’s disease and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company’s web site at http://www.sangamo.com/.

This press release contains forward-looking statements regarding Sangamo’s current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaborations and anticipated cash and investments balance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environments. These risks and uncertainties are described more fully in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Contact
Sangamo BioSciences, Inc.
Elizabeth Wolffe, Ph.D.
510-970-6000, x271

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SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

Statement of Operations Data:
	Three Months Ended
	March 31,
	2010	2009

Revenues
Collaboration agreements	$6,199	$3,157
Research grants	449	—
Total revenues	6,648	3,157

Operating expenses:
Research and development	7,365	7,256
General and administrative	3,286	2,926
Total operating expenses	10,651	10,182
Loss from operations	(4,003)	(7,025)
Interest and other income, net	25	193
Net loss	$(3,978)	$(6,832)
Basic and diluted net loss per common share	$(0.09)	$(0.17)

Shares used in computing basic and diluted net loss per common share	45,033	41,066

	March 31, 2010	December 31, 2009
	(Unaudited)
SELECTED BALANCE SHEET DATA

Cash, cash equivalents, marketable securities and interest receivable	$76,979	$85,281
Total assets	79,355	87,439
Total stockholders' equity	70,014	71,782

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